Exhibit 5

December 9, 2016

WGL Holdings, Inc.

101 Constitution Avenue, N.W.

Washington, D.C. 20080

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of WGL Holdings, Inc. (the “Company”). I make reference to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission by the Company on December 9, 2016 under the Securities Act of 1933, as amended (the “Act”), which registered 2,571,037 shares (the “Shares”) of common stock, no par value, of the Company (“Common Stock”), offered pursuant to the Company’s Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”).

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

For purposes of this opinion I have assumed that (i) at the time of any offer, issuance and sale of the Common Stock, the Registration Statement and any amendments thereto (including post-effective amendments) will remain effective under the Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (ii) all Common Stock will be issued in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement; and (iii) in connection with the issuance of any Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based on the foregoing and subject to the qualifications and limitations expressed below, I am of the opinion that, when Shares have been issued and, if applicable, paid for as contemplated in the Registration Statement and pursuant to the terms of the Plan, and if all of the foregoing actions are taken pursuant to authority granted in duly adopted resolutions of the Company’s Board of Directors, and so as not to violate any applicable law, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Leslie T. Thornton

Leslie T. Thornton
Senior Vice President, General Counsel and
Corporate Secretary